EXHIBIT 99.1

First Mid Announces Completion of Acquisition
First Mid-Illinois Bancshares, Inc., the parent company of First Mid-Illinois Bank & Trust, N.A. announced that the acquisition of ten Illinois branches from First Bank has been completed.

The ten acquired branches represent assets of approximately $340 million in deposits and $135 million in performing loans. First Mid-Illinois Bank & Trust has been working diligently with First Bank to make the transition as seamless as possible for our customers. On Monday, September 13, three banking centers in Peoria, one in Bloomington, two in Galesburg, two in Quincy, one in Knoxville, and one in Bartonville will open as branches of First Mid-Illinois Bank and Trust.

With the completion of this acquisition, First Mid will have a total of 38 banking centers and 44 ATMs across Illinois. This growth expands our overall service area and brings added convenience to First Mid customers by offering banking capabilities in 25 Illinois communities. First Mid brings customers a unique value, combining large bank technology with community bank service.

Chartered in 1865, First Mid has provided continuous financial services for over 145 years. In August, the company was included on the prestigious Forbes Magazine list of Most Trustworthy Companies in the United States. In June, the bank received the highest 5-Star Superior rating by BauerFinancial, and also was ranked in the Top 200 publicly traded community banks by US Banker magazine. These designations represent First Mid’s long-standing dedication to their customers, their employees, and to the communities they serve.

Bill Rowland, Chairman and CEO of First Mid said, “We are pleased to have the opportunity to grow our banking franchise through the addition of these First Bank locations. First Mid will be able to build on the culture of solid economic communities to increase both customer and shareholder value.”

Headquartered in Mattoon, Illinois, First Mid has assets of approximately $1.5 billion and provides banking, trust, investment management and insurance services across Illinois. More information about First Mid can be found at www.firstmid.com.